EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 26, 2010	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS FY 2010 2ND QTR AND 6 MONTH RESULTS
Horsham, PA, May 26, 2010 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts and backlog for its second quarter ended April 30, 2010.
The Company reported a FY 2010 second-quarter net loss of $40.4 million, or $0.24 per share diluted, compared to FY 2009’s second-quarter net loss of $83.2 million, or $0.52 per share diluted.
FY 2010’s second-quarter results included pre-tax write-downs totaling $42.3 million, compared to FY 2009’s pre-tax write-downs totaling $119.6 million. Excluding write-downs, FY 2010’s second-quarter pre-tax loss was $9.5 million, compared to a pre-tax loss of $2.3 million in FY 2009’s second quarter. Approximately $24 million of FY 2010’s second-quarter impairments were attributable to unique events impacting three of the Company’s communities and the anticipated closing and potential sale of one other community.
FY 2010’s second-quarter revenues and home building deliveries of $311.3 million and 543 units declined 22% in dollars and 16% in units, compared to FY 2009’s second quarter results.
FY 2010’s second-quarter net signed contracts of $464.6 million and 820 units rose 56% in dollars and 41% in units, compared to FY 2009’s second-quarter net signed contracts, despite having 21% fewer communities. On a per-community basis, FY 2010’s second-quarter net signed contracts of 4.32 units per community exceeded FY 2009’s second-quarter total of 2.33 units by 85%, and exceeded FY 2008’s second-quarter total of 2.95 units by 46%; however, they were still well below the Company’s historical second-quarter average, dating back to 1990, of 8.05 units per community.
The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter gross signed contracts) was 5.3% in the second quarter of FY 2010, compared to 21.7% in FY 2009’s second quarter.
FY 2010’s second-quarter-end backlog of $993.5 million or 1,738 units increased 5% in dollars and 10% in units, compared to FY 2009’s second-quarter-end backlog. This was the Company’s first quarter-to-prior-year-quarter backlog increase in dollars or units in four years and the first sequential increase in backlog in three years.
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For FY 2010’s six-month period, the Company reported a net loss of $81.2 million, or $0.49 per share diluted compared to FY 2009’s six-month-period net loss of $172.1 million, or $1.07 per share diluted. FY 2010’s six-month period included pre-tax write-downs totaling $75.7 million, compared to $276.3 million in FY 2009’s comparable period. Excluding write-downs, FY 2010’s six-month pre-tax loss was $32.8 million, compared to FY 2009’s six-month pre-tax loss, excluding write-downs, of $2.2 million.
For FY 2010’s first six months, home building revenues of $638.0 million and 1,139 units declined 21% in dollars and 13% in units, compared to FY 2009. FY 2010 net signed contracts of $756.6 million and 1,346 units increased 78% in dollars and 59% in units, compared to FY 2009.
Toll Brothers ended FY 2010’s second quarter with 190 selling communities, compared to 240 at FY 2009’s second-quarter end. The Company expects to finish FY 2010 with between 200 and 210 selling communities. The Company ended FY 2010’s second quarter with approximately 33,600 lots owned and optioned, compared to approximately 31,700 in the previous quarter and 36,600 one year ago. This was the first quarterly sequential lot count increase since FY 2006’s second quarter.
Toll Brothers ended FY 2010’s second quarter with a net-debt-to-capital ratio(1) of 16.2%, compared to 13.1% at FY 2009’s second-quarter end. The Company ended FY 2010’s second quarter with $1.55 billion of cash and marketable U.S. Treasury securities, compared to $1.75 billion at FY 2010’s first-quarter end and $1.96 billion at FY 2009’s second-quarter end. The decline in cash between FY 2010’s first and second quarters was due primarily to the Company’s use of $52 million to retire project-level debt and $143 million for the purchase of land. At FY 2010’s second-quarter end, the Company also had $1.40 billion available under its $1.89 billion 30-bank credit facility, which matures in March 2011.
As announced previously, the Company’s Board of Directors, on May 17, 2010, elected Douglas C. Yearley, Jr., a 20-year Toll Brothers veteran and currently the Company’s Executive Vice President, as its new Chief Executive Officer effective June 16, 2010. Robert I. Toll, 69, the Company’s Chairman and Chief Executive Officer since the Company’s founding in 1967, will remain active as Executive Chairman of the Board. Mr. Yearley, 50, was also elected to the Toll Brothers Board of Directors, effective June 16, 2010.
Robert I. Toll stated: “It appears our business has finally emerged from the tunnel and into a bit of daylight. For the third consecutive quarter, our signed contracts per community exceeded both of the previous two years’ comparable-quarter totals. Deposits and traffic per community have been trending positively for the last four-, eight- and twelve-week periods. And our conversion percentage rate from traffic to deposits (non-binding reservations) was the highest second-quarter total since we began tracking this data in 1994. In the three weeks since the start of our third quarter on May 1st, which coincided with the expiration of the homebuyer tax credit, our per community deposits and traffic were up 23% and 11%, respectively, over last year’s comparable period.
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“May’s activity suggests that for us the tax credit wasn’t the determinative factor — rather, we believe, the past few months’ activity has been driven by an increase in confidence among our buyers in their job security, their ability to sell their existing homes, and general trends in home prices.”
Douglas C. Yearley, Jr., stated: “We are seeing solid activity in many markets. The urban metro New York City market and most of the suburban corridor from metro Washington, DC to metro Boston are doing better. We have also seen notable improvement in parts of California and North Carolina.
“With demand increasing in many areas, we are very focused on growth. In our second quarter, our lot count increased for the first time in four years. We put under control approximately 2,650 lots, more than 1,500 of which are now owned. We are seeing better land deals from financial institutions and traditional sellers than last year. Our land development expertise enables us to pursue earlier-stage, complex opportunities that many builders avoid. Our balance sheet is in excellent shape, competition in our luxury segment is significantly reduced, and our land teams are hunting for ground in nearly all of our markets. Therefore, we believe we are well-positioned for future growth.”
Joel H. Rassman, chief financial officer, stated: “Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. Based on FY 2010’s second-quarter-end backlog and the pace of activity at our communities, we currently estimate that we will deliver between 2,200 and 2,750 homes in FY 2010. We believe the average delivered price for the next two quarters will be between $540,000 and $560,000 per home.
“We believe that our cost of sales as a percentage of revenues, before interest and write-downs, for the remainder of FY 2010 will be approximately equal to or lower than FY 2009’s comparable period.
“FY 2010’s second quarter SG&A benefited from non-recurring items totaling approximately $5 million predominantly related to settlements of litigation at lower costs than the amounts we had accrued. Based on lower projected revenues for FY 2010’s final six months, compared to FY 2009’s final six months, we expect that SG&A expenses will be lower in absolute dollars but higher as a percentage of revenues than in the comparable FY 2009 period. In addition to interest expensed in cost of sales, we are likely to continue to have some interest directly expensed for the remainder of FY 2010 because qualifying inventory will be lower than debt.”
Robert Toll continued: “We believe many markets are turning the corner and housing in general is beginning its recovery. We don’t expect housing to roar back right away. The high rate of unemployment, coupled with volatility in the financial markets, continues to weigh on the nation’s psyche. We are encouraged by the volume of business we’ve done recently, in light of the gyrations in the financial markets. We believe that, as the unemployment rate comes down and confidence improves, pent-up demand will be released, and, gradually, more buyers will step into the market.”
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Toll Brothers’ financial highlights for the second quarter and six months ended April 30, 2010 (unaudited):
•
FY 2010’s second-quarter net loss was $40.4 million, or $0.24 per share diluted, compared to FY 2009’s second-quarter net loss of $83.2 million, or $0.52 per share diluted. FY 2010’s second-quarter net loss included pre-tax write-downs of $42.3 million: $15.0 million of the write-downs was attributable to operating communities, $26.7 million to owned land for future communities and $0.6 million to land controlled for future communities. Of the $42.3 million, $5.3 million was attributable to a potential future community that was located adjacent to a newly designated Superfund site in New York City; $10.1 million was attributable to two Toll Brothers communities located in a large Las Vegas master planned resort-style community developed and owned by a third party in which most major common amenities were recently shut down; and $8.5 million was attributable to the anticipated closing and potential sale of a community in the Southeast. In FY 2009, second-quarter pre-tax write-downs totaled $119.6 million.

•	Excluding write-downs, FY 2010’s second-quarter pre-tax loss was $9.5 million, compared to FY 2009’s second-quarter pre-tax loss of $2.3 million.

•	FY 2010’s six-month net loss was $81.2 million, or $0.49 per share diluted, compared to FY 2009’s six-month net loss of $172.1 million, or $1.07 per share diluted.

•
FY 2010’s six-month net loss included pre-tax write-downs of $75.7 million: $37.8 million of the write-downs was attributable to operating communities, $35.7 million to owned land and $2.2 million to land controlled for future communities. In FY 2009, six-month pre-tax write-downs totaled $276.3 million.

•	Excluding write-downs, FY 2010’s six-month pre-tax loss was $32.8 million, compared to a pre-tax loss of $2.2 million for FY 2009’s six-month period, excluding write-downs.

•
The Company recorded FY 2010 second-quarter and six-month tax benefits of $11.4 million and $27.4 million, respectively, net of other adjustments, reflecting a portion of the FY 2010 projected taxable loss expected to be carried back for refund against FY 2005 and FY 2006 taxable income pursuant to the Worker, Homeownership and Business Assistance Act which was signed into law November 6, 2009.

•
FY 2010’s second-quarter total revenues of $311.3 million and 543 units decreased 22% in dollars and 16% in units from FY 2009’s second-quarter total revenues of $398.3 million and 648 units. The revenue decline was due primarily to the Company’s low FYE 2009 backlog, which, in turn, was due to the lower number of contracts signed and higher cancellation rates in FY 2009.

•	FY 2010’s six-month total revenues of $638.0 million and 1,139 units declined 21% in dollars and 13% in units compared to FY 2009’s same period totals of $807.4 million and 1,313 units.
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•
In FY 2010’s second quarter, unconsolidated entities in which the Company had an interest delivered $17.7 million of homes, compared to $5.0 million in the second quarter of FY 2009. In FY 2010’s first six months, unconsolidated entities in which the Company had an interest delivered $33.7 million of homes, compared to $15.3 million in the six-month period of FY 2009. The Company recorded its share of the results from these entities’ operations in “Income (Loss) from Unconsolidated Entities” on the Company’s Statement of Operations.

•
The Company signed gross contracts of $489.4 million and 866 units in FY 2010’s second quarter, an increase of 17% in both dollars and units, despite 21% fewer communities, compared to $418.5 million and 743 gross contracts signed in FY 2009’s second quarter. The Company signed 1,430 gross contracts totaling $802.5 million in FY 2010’s first six months, an increase of 23% and 21%, respectively, in units and dollars, compared to the 1,166 gross contracts totaling $661.3 million signed in FY 2009’s six-month period.

•
The average price per unit of gross contracts signed in FY 2010’s second quarter was approximately $565,000, compared to approximately $555,000 in FY 2010’s first quarter and $563,000 in FY 2009’s second quarter.

•
The Company’s FY 2010 second-quarter net contracts of $464.6 million and 820 units, increased by 56% and 41%, respectively, compared to FY 2009’s second-quarter net contracts of $298.3 million and 582 units. The Company’s FY 2010 six-month net contracts of $756.6 million and 1,346 units increased by 78% and 59%, respectively, compared to net contracts of $426.2 million and 848 units in FY 2009’s six-month period.

•
The average price per unit of net contracts signed in FY 2010’s second quarter was approximately $567,000, compared to approximately $555,000 in FY 2010’s first quarter and $513,000 in FY 2009’s second quarter.

•
The average price per unit of cancellations in FY 2010’s second quarter was approximately $539,000, compared to approximately $555,000 in FY 2010’s first quarter and $746,000 in FY 2009’s second quarter.

•
In FY 2010, second-quarter cancellations totaled 46. This compared to 38 in FY 2010’s first quarter; 57, 78, 161, and 157, respectively, in FY 2009’s fourth, third, second and first quarters; 233, 195, 308, and 257, respectively, in FY 2008’s fourth, third, second and first quarters; 417, 347, 384, and 436, respectively, in FY 2007’s fourth, third, second and first quarters; and 585 and 317, respectively, in FY 2006’s fourth and third quarters. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

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•
FY 2010’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.3%, the lowest since FY 2005’s third quarter and in line with both the previous quarter and historical averages. This compared to 6.7% in FY 2010’s first quarter; 6.9%, 8.5%, 21.7% and 37.1%, respectively in FY 2009’s fourth, third, second and first quarters; 30.2%, 19.4%, 24.9% and 28.4%, respectively, in FY 2008’s fourth, third, second and first quarters; 38.9%, 23.8%, 18.9% and 29.8%, respectively, in FY 2007’s fourth, third, second and first quarters; and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

•
As a percentage of beginning-quarter backlog, FY 2010’s second-quarter cancellation rate was 3.1%. This compared to 2.5% in FY 2010’s first quarter; 3.5%, 4.9%, 9.8% and 7.7%, respectively, in FY 2009’s fourth third, second and first quarters; 9.0%, 6.4%, 9.2% and 6.5%, respectively, in FY 2008’s fourth, third, second and first quarters; 8.3%, 6.0%, 6.5% and 6.7%, respectively in FY 2007’s fourth, third, second and first quarters; and 7.3% and 3.6% respectively, in the fourth and third quarters of FY 2006.

•
In FY 2010, second-quarter-end backlog of $993.5 million and 1,738 units grew for the first time in four years versus the previous year’s comparable quarter, and for the first time in three years on a sequential basis. It increased 5% in dollars and 10% in units from FY 2009’s second-quarter-end backlog of $944.3 million and 1,581 units and increased 18% in dollars and 19% in units compared to FY 2010’s first-quarter-end backlog of $840.2 million and 1,461 units. In addition, at April 30, 2010, unconsolidated entities in which the Company had an interest had a backlog of $98.4 million.

•
The Company ended its FY 2010 second quarter with $1.55 billion in cash and marketable U.S. Treasury securities compared to $1.75 billion at 2010’s first-quarter end and $1.96 billion at FY 2009’s second-quarter end. During FY 2010’s second quarter, the Company used approximately $52 million of cash to reduce debt and approximately $143 million of cash to purchase land. At FY 2010’s second-quarter end, it had $1.40 billion available under its 30-bank credit facility, which matures in March 2011.

•	The Company’s Stockholders’ Equity at FY 2010’s second-quarter end was $2.45 billion, compared to $2.48 billion at FY 2010’s first-quarter end.

•	The Company ended FY 2010’s second quarter with a net-debt-to-capital ratio(1) of 16.2%, compared to 10.8% at FY 2010’s first-quarter end and 13.1% at FY 2009’s second-quarter end.

•
The Company ended FY 2010’s second quarter with approximately 33,600 lots owned and optioned, compared to 31,700 one quarter earlier, 36,600 one year earlier and 91,200 at its peak at FY 2006’s second-quarter-end. At 2010’s second-quarter end, approximately 28,000 of these lots were owned, of which approximately 10,700 lots, including those in backlog, were substantially improved. This was the first time since second-quarter end FY 2006 that the Company’s lot count increased.

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•
The Company ended FY 2010’s second quarter with 190 selling communities, compared to 190 at FY 2010’s first-quarter end and 240 at FY 2009’s second-quarter end. The Company expects to end FY 2010 with between 200 to 210 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end.

•
Based on FY 2010’s second-quarter-end backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 2,200 and 2,750 homes in FY 2010. It believes the average delivered price for FY 2010’s final two quarters will be between $540,000 and $560,000 per home.

•
The Company estimates that its cost of sales as a percentage of revenues, before interest and write-downs, for the remainder of FY 2010 will be approximately equal to or lower than FY 2009’s comparable period.

•
FY 2010’s second quarter SG&A benefited from non-recurring items totaling approximately $5 million predominantly related to settlements of litigation at lower costs than the amounts accrued. Based on lower projected revenues for FY 2010’s final six months, compared to FY 2009’s final six months, the Company expects SG&A expenses will be lower in absolute dollars but higher as a percentage of revenues than in the comparable FY 2009 period.

•
In addition to interest expensed in cost of sales, the Company is likely to continue to have some interest directly expensed for the remainder of FY 2010 because qualifying inventory will be lower than debt.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury securities, divided by total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury securities plus stockholders’ equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by Robert I. Toll and Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, May 26, 2010, to discuss these results and its outlook for FY 2010. To access the call, enter the Toll Brothers’ website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through July 31, 2010. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
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Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas and Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was recently honored to receive the #1 ranking in Fortune Magazine’s 2010 World’s Most Admired Companies Survey among home building companies. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; home deliveries; financial resources; changes in revenues; changes in profitability; changes in margins; selling, general and administrative expenses; inventory write-downs; effects of home buyer cancellations; growth and expansion; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental legislation and regulation; the competitive environment in which the Company operates; changes in consumer confidence; changes in interest rates; unemployment rates; demand for homes; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; the outcome of various claims and legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the applicability and sufficiency of the Company’s insurance coverage and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,361,969	$1,807,718
Marketable U.S. Treasury securities	186,036	101,176
Inventory	3,320,995	3,183,566
Property, construction and office equipment, net	82,205	70,441
Receivables, prepaid expenses and other assets	91,190	95,774
Mortgage loans receivable	47,107	43,432
Customer deposits held in escrow	28,920	17,653
Investments in and advances to unconsolidated entities	170,463	152,844
Income tax refund recoverable	200,580	161,840

	$5,489,465	$5,634,444

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$433,188	$472,854
Senior notes	1,588,616	1,587,648
Senior subordinated notes	—	47,872
Mortgage company warehouse loan	30,006	27,015
Customer deposits	93,485	88,625
Accounts payable	97,214	79,097
Accrued expenses	618,901	640,221
Income taxes payable	179,684	174,630

Total liabilities	3,041,094	3,117,962

Equity:
Stockholders’ Equity
Common stock	1,654	1,647
Additional paid-in capital	329,662	316,518
Retained earnings	2,116,675	2,197,830
Treasury stock, at cost	(48)	(159)
Accumulated other comprehensive loss	(2,855)	(2,637)

Total stockholders’ equity	2,445,088	2,513,199
Noncontrolling interest	3,283	3,283

Total equity	2,448,371	2,516,482

	$5,489,465	$5,634,444

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except per share data)
(unaudited)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
Revenues	$637,969	$807,350	$311,271	$398,327

Cost of revenues	623,507	933,740	305,739	447,760
Selling, general and administrative expenses	126,822	161,864	59,549	76,913
Interest expense	13,464	5,245	6,207	4,433

	763,793	1,100,849	371,495	529,106

Loss from operations	(125,824)	(293,499)	(60,224)	(130,779)
Other:
Income (loss) from unconsolidated entities	1,646	(4,616)	1,280	481
Interest and other	15,669	21,717	7,155	10,461
Expenses related to early retirement of debt	(34)	(2,067)		(2,067)

Loss before income taxes	(108,543)	(278,465)	(51,789)	(121,904)
Income tax benefit	(27,388)	(106,405)	(11,388)	(38,739)

Net loss	$(81,155)	$(172,060)	$(40,401)	$(83,165)

Loss per share:
Basic	$(0.49)	$(1.07)	$(0.24)	$(0.52)

Diluted	$(0.49)	$(1.07)	$(0.24)	$(0.52)

Weighted-average number of shares:
Basic	165,322	160,917	165,407	161,134

Diluted	165,322	160,917	165,407	161,134

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(unaudited)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2010	2009	2010	2009
Impairment charges recognized:
Cost of sales	$75,712	$270,252	$42,331	$119,635
Loss from unconsolidated entities		6,000

	$75,712	$276,252	$42,331	$119,635

Depreciation and amortization	$9,540	$12,098	$4,292	$6,237

Interest incurred	$58,861	$56,291	$29,172	$28,006

Interest expense:
Charged to cost of sales	$32,378	$31,735	$15,125	$16,511
Charged to selling, general and administrative expense	13,464	5,245	6,207	4,433
Charged to interest income and other	809	112	704

	$46,651	$37,092	$22,036	$20,944

Home sites controlled:
Owned	28,346	31,752
Optioned	5,298	4,813

	33,644	36,565

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	April 30,		April 30,
	Units		$ (Millions)
	2010	2009	2010	2009
HOME BUILDING REVENUES

North	160	224	$83.1	$139.8
Mid-Atlantic	184	182	103.0	104.3
South	114	132	63.7	73.7
West	85	110	61.5	80.5

Total consolidated	543	648	$311.3	$398.3

CONTRACTS

North	206	139	$105.2	$50.0
Mid-Atlantic	278	211	150.3	111.5
South	179	121	99.1	53.0
West	157	111	110.0	83.8

Total consolidated	820	582	$464.6	$298.3

Backlog

North	565	623	$287.2	$344.2
Mid-Atlantic	556	450	329.5	278.7
South	351	314	184.7	165.7
West	266	194	192.1	155.7

Total consolidated	1,738	1,581	$993.5	$944.3

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	Six Months Ended		Six Months Ended
	April 30,		April 30,
	Units		$ (Millions)
	2010	2009	2010	2009
HOME BUILDING REVENUES

North	327	440	$174.5	$283.0
Mid-Atlantic	376	402	204.0	234.8
South	227	239	119.0	128.9
West	209	232	140.5	160.7

Total consolidated	1,139	1,313	$638.0	$807.4

CONTRACTS

North	342	193	$178.1	$64.7
Mid-Atlantic	439	294	239.9	151.2
South	296	199	155.7	89.5
West	269	162	182.9	120.8

Total consolidated	1,346	848	$756.6	$426.2

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and six-months periods ended April 30, 2010 and 2009 is as follows:

	2010	2009	2010	2009
	Units	Units	$(Mill)	$(Mill)
Three months ended April 30,
Revenues	23	8	$17.7	$5.0
Contracts	69	26	$53.8	$16.8

Six months ended April 30,
Revenues	47	22	$33.7	$15.3
Contracts	118	21	$95.5	$10.7

Backlog at April 30,	128	34	$98.4	$22.6
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